Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Money Market Trust

We consent to the use of our reports dated May 16, 2011, with respect to Western Asset Massachusetts Municipal Money Market Fund, Western Asset California Municipal Money Market Fund, Western Asset Municipal Money Market Fund and Western Asset New York Municipal Money Market Fund, each a series of Legg Mason Partners Money Market Trust, as of March 31, 2011, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

July 22, 2011